Exhibit 10.3

ANGELICA CORPORATION
1999 PERFORMANCE PLAN
RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made and entered into as of _______________by and between Angelica Corporation, a Missouri corporation (the “Company”) and ______________ (“Employee”).

WHEREAS, Employee has been designated a participant in the Company’s Long-Term Incentive Program for the 2006 - 2008 performance period; and

WHEREAS, in consideration of the foregoing, the Board of Directors of the Company desires to award restricted shares of the Company’s common stock, $1.00 par value (the “Common Stock”), to Employee under and in accordance with the terms of the Company’s 1999 Performance Plan (“Plan”), and Employee desires to receive such shares on the terms and conditions, and subject to the restrictions, herein set forth; and

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

A.	“Award” means the award provided for in Section 2.

B.	“Board of Directors” means the Board of Directors of the Company.

C.
“Cause” means (i) Employee’s willful and continued failure to substantially perform his duties and responsibilities with the Company (other than as a result of incapacity due to a physical or mental condition), after a written demand for substantial performance is delivered by the Company to Employee in which there is a specific identification of the manner in which Employee is not substantially performing his duties and responsibilities; (ii) Employee’s commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (iii) Employee’s material breach of the terms of any employment agreement between Employee and the Company.

D.	“Date of Award” means _____________.

E.
“Disability” means that Employee has been unable to perform the duties and responsibilities then required of him on a full-time basis for a period of 180 consecutive business days by reason of physical or mental condition. Disability shall be deemed to exist when certified by a physician or physicians selected by the Company who are acceptable to Employee or Employee’s legal representative, such agreement as to acceptability not to be unreasonably withheld.

F.	“Performance Period” means the period of three consecutive fiscal years of the Company, commencing January 29, 2006.

G.
“Period of Restriction” means with respect to the Restricted Shares, the period of time between the Date of Award and the date that the Restrictions lapse in whole or in part or the Restricted Shares are forfeited in whole or in part, as set forth in Sections 3 and 4(a) of this Agreement.

H.
“Restricted Shares” means the number of shares of the Company’s Common Stock being granted pursuant to Section 2 of this Agreement, as well as any additional shares of Common Stock or other securities that may be issued after the date of the initial grant pursuant to Section 8 of this Agreement.

I.	“Restrictions” mean the restrictions on the Award as provided for in Sections 3 and 4 of this Agreement.

Section 2. Award. Subject to the terms of this Agreement and the Company’s 1999 Performance Plan, effective as of the Date of Award, the Company awards to Employee an aggregate of ______________ (______) Restricted Shares, subject to the Restrictions set forth in Sections 3 and 4 and the limitations on transfer set forth in Section 5.

Section 3. Forfeiture of Shares for Certain Terminations of Employment during the Performance Period. If Employee shall cease to be employed by the Company prior to the end of the Performance Period due to a termination by the Company for Cause or termination by Employee for any reason other than death, Disability, or retirement on or after attaining age 65, or if, at any time during the initial eighteen (18) months of the Performance Period, Employee shall cease to be employed by the Company due to a termination by the Company without cause, Employee shall immediately forfeit to the Company all Restricted Shares that have not previously vested as provided in Section 4(c), without any consideration paid to Employee, and, thereafter, Employee shall have no further rights with respect to such Restricted Shares. If Employee’s employment with the Company terminates prior to the end of the Performance Period and such termination occurred by reason of Employee’s death, Disability, or retirement on or after attaining age 65, or if, during the final eighteen (18) months of the Performance Period Employee’s employment with the Company terminates and such termination was initiated by the Company for any reason other than Cause, Employee shall immediately forfeit to the Company the number of shares awarded in Section 2 hereof multiplied by a fraction, the numerator of which is the number of whole months from the date of termination of employment to the end of the Performance Period and the denominator of which is 36. The remaining Restricted Stock will be earned or forfeited in accordance with Section 4(a).

Section 4. Forfeiture of Shares if Maximum Performance Goals are not Achieved or in the Event Employee Engages in Competition.

(a)  Forfeiture of Shares if Performance Goals are not Achieved. If Employee shall have been continuously employed by the Company from the Date of Award through the end of the Performance Period, or Restricted Shares remain outstanding following termination of employment during the Performance Period, the number of Restricted Shares to be forfeited by Employee, if any, shall be the portion of the Restricted Shares awarded hereunder (or of the Restricted Shares remaining following a partial forfeiture pursuant to Section 3 hereof) that have not been earned by Employee based on achievement of the performance goals established under the Company’s Long-Term Incentive Program, as set forth in Attachment A.

(b) Forfeiture of Shares if Employee Engages in Competition. If, during the two-year period immediately following the Performance Period Employee engages in competition, all Restricted Shares then outstanding shall be immediately forfeited to the Company, without any consideration paid to Employee, and, thereafter, Employee shall have no further rights with respect to such Restricted Shares. For purposes of this Section 4(b), the Employee shall be deemed to have engaged in competition if the Employee, without prior written approval of the Board of Directors, becomes an officer, employee, agent, partner, or director of any business enterprise in substantial direct competition with the Company or any of its subsidiaries. A business enterprise shall be deemed to be in substantial direct competition with the Company if such entity competes with the Company or its subsidiaries in any business in which the Company or any of its subsidiaries is engaged and is within the Company’s or the subsidiary’s market area.

(c)  Lapse of Restrictions in the Event of a Change of Control. Notwithstanding Sections 4(a) and 4(b) hereof, in the event of a Change of Control as defined in the 1999 Performance Plan, outstanding restricted shares will thereupon be deemed earned, the restrictions on such shares will immediately lapse, and thereafter the non-compete provisions set forth in Section 4(b) and the limitations on transfer set forth in Section 5 hereof shall immediately cease to apply.

Section 5. Limitations on Transfer. Subject to Section 10 (concerning tax withholding), Restricted Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the Performance Period and, except as provided in Section 4(c), during the two-year period immediately thereafter, and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of Employee or of any agent of such Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for such Restricted Shares.

Section 6. Shareholder Rights during Period of Restriction. Unless and until such Restricted Shares are forfeited as set forth in Sections 3 and 4 hereof, Employee shall have all of the rights of a shareholder of the Company with respect to Restricted Shares, including the right to vote and to receive dividends on the Restricted Shares, unless and until such Restricted Shares are forfeited pursuant to this Agreement.

Section 7. Issuance of Shares. No certificates for shares of Common Stock shall be issued before the end of the Period of Restriction and the expiration of the nontransferability period, but the Employee’s interest in shares shall be entered in records maintained for this purpose by the Company. The Company shall issue certificates for the shares of Common Stock awarded to the Employee as Restricted Shares pursuant to this Agreement as soon as practicable after the last day of the period described in Section 5 hereof. Any certificate issued for shares awarded to the Employee under this Agreement shall be registered in the name of the Employee unless the Employee gives written instructions to register such shares in another name.

Section 8. Adjustment in Certain Events. If there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, each Restricted Share under this Agreement shall be adjusted in the same manner as any other share of the Company’s Common Stock and the provisions of this Agreement shall extend not only to the number of Restricted Shares awarded hereunder, but also to all additional shares of Common Stock or other securities received by Employee pursuant to any such change with respect to the Restricted Shares granted hereunder, which additional shares of Common Stock or other securities shall be deemed to be Restricted Shares for purposes of this Agreement.

Section 9. Amendment. This Agreement may be amended by mutual consent of the parties hereto by written agreement.

Section 10. Withholding. The Company shall have the right to withhold from or require Employee to pay to the Company any amounts required to be withheld by the Company in respect of any federal, state or local taxes in respect of the Restricted Shares or any compensation under this Agreement. Employee may elect to have such withholding satisfied by a reduction in the number of Restricted Shares deliverable to Employee under this Agreement at such time, such reduction to be calculated based on the average of the high and low market prices per share of stock on the date of such election.

Section 11. Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

ANGELICA CORPORATION

By: _________________________________
       Stephen M. O’Hara
       Chief Executive Officer

EMPLOYEE

_______________________________________

Printed Name: ____________________________